SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 10, 2014

SILVER FALCON MINING, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53765	26-1266967
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

1001 3rd Ave., W.

Bradenton, Florida 34205

 (Address of principal executive offices) (Zip Code)

 (941) 761-7819

 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

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Section 8 – Other Events

Item 8.01 Other Events.

On April 21, 2014, Silver Falcon Mining, Inc. (the “Registrant”) received notice that the District Court for the Third Judicial District of the State of Idaho for the County of Owyhee entered an order on April 10, 2014 which denied the Registrant’s Motion for Reconsideration, and reinstated Earll Excavation, Inc.’s

Order of Default (the “Judgment”) in the action styled Earll Excavation, Inc. v. Silver Falcon Mining, Inc. and Joyce Livestock Company Limited Partnership, Case No. CV 12-2595 (the “Earll Action”). The Judgment was originally granted on June 14, 2013.  After the Registrant received notice of the Judgment, it retained new counsel, who filed a motion to vacate the Judgment. On July 17, 2013, the court in the Earll Action revoked and set aside the Judgment.  The court then held a further hearing on the motion on October 11, 2013, which resulted in the issuance of an order dated October 29, 2013 which reinstated the Judgment.

The Judgment grants a judgment against the Registrant in favor of the plaintiff in the amount of $567,743.56, plus post-judgment interest at the rate of 5.25% per annum.  The Judgment also held that the plaintiff had a first lien on the Registrant’s Diamond Creek Mill site in Owyhee County, Idaho to secure an indebtedness of $289,648.30, plus post-judgment interest.  The Judgment previously granted a default judgment against Joyce Livestock, Inc. on the plaintiff’s claim that its lien was superior to the lien of Joyce Livestock on the Diamond Creek Mill.  However, after the Judgment was originally entered, the plaintiff voluntarily agreed to set aside the default against Joyce Livestock, Inc.  Finally, the Judgment dismissed the Registrant’s counterclaims against the plaintiff and William Earll with prejudice.

The Registrant is currently considering its options, which include raising capital to pay the judgment, filing another motion for reconsideration based on factual inaccuracies in court’s findings, filing an appeal or filing other legal remedies available under state and federal statutes.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SILVER FALCON MINING, INC.
Date: April 23, 2014	/s/ Pierre Quilliam
By: Pierre Quilliam, Chief Executive Officer

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